Exhibit (a)(2)

LIMITED PARTNERSHIP AGREEMENT

OF

NB CROSSROADS PRIVATE MARKETS FUND VII ADVISORY LP

ARTICLE IV. MANAGEMENT OF FUND		10
4.1	Delegation to Board of Directors	10
4.2	Board of Directors	11
4.3	Resignation by a Director	11
4.4	Removal of a Director; Designation of a Successor Director	11
4.5	Incapacity of a Director	11
4.6	Continuation	12
4.7	Board of Directors Powers	12
4.8	Annual and other Regular Meetings of the Board of Directors	14
4.9	Special Meetings of the Board of Directors	14
4.10	Notice of Meetings of the Board of Directors	14
4.11	Quorum for Board of Directors Meetings	15
4.12	Manner of Acting for Board of Directors	15
4.13	Written Consent by Board of Directors	15
4.14	Participation by Electronic Means by Board of Directors	15
4.15	Committees of Directors	15
4.16	Director Presumption of Assent	15
4.17	Director Power to Bind Fund	15
4.18	Liability of the Directors	15
4.19	Reliance by Third Parties	15
4.20	Appointment of Auditors	15
4.21	Contracts with Affiliates	16
4.22	Obligations of the Directors	16
4.23	Other Business of Directors	16
4.24	Limitations on Board of Directors and Appropriate Officers	16

ARTICLE V. [Reserved]		16

ARTICLE VI. OFFICERS		16
6.1	Appropriate Officers	16
6.2	Election of Officers	17
6.3	Voting Securities Owned by the Fund	17
6.4	Chairman of the Board of Directors	17
6.5	President	17
6.6	Vice Presidents	17
6.7	Secretary	18
6.8	Treasurer	18
6.9	Assistant Secretaries	18
6.10	Assistant Treasurers	18
6.11	Other Officers	18

(ii)

ARTICLE VII. CAPITAL COMMITMENTS AND CONTRIBUTIONS		19
7.1	Capital Commitments	19
7.2	Payments at Closings.	19
7.3	Capital Contributions.	19
7.4	Return of Capital	20
7.5	Recycling.	20
7.6	Liability of the Limited Partners and the Directors	20

ARTICLE VIII. DISTRIBUTIONS AND ALLOCATIONS		20
8.1	Percentage Interests	20
8.2	Distributions	20
8.3	Valuation	20
8.4	Allocation of Expenses/Defaulting Limited Partners	21

ARTICLE IX. FUND EXPENSES		21
9.1	Fund Expenses	21

ARTICLE X. INDEMNIFICATION		22
10.1	Indemnification	22

ARTICLE XI. REPURCHASE OF INTERESTS; WITHDRAWALS OF LIMITED PARTNERS; TRANSFERS OF INTERESTS		23
11.1	Repurchase of Interests	23
11.2	Withdrawals of Limited Partners	24
11.3	Transfers of Interests	24
11.4	Effect of Transfers	25
11.5	Transfer Indemnity	25
11.6	Substituted Limited Partners	25
11.7	Effect of Death, Etc.	26

ARTICLE XII. ACCOUNTING		26
12.1	Books and Records	26
12.2	Annual Reports to Current Limited Partners	26
12.3	Filing of Tax Returns	26
12.4	Certain Tax Information	26
12.5	Determinations Binding	26

ARTICLE XIII. DISSOLUTION AND TERMINATION		27
13.1	Dissolution	27
13.2	Liquidation	27
13.3	Termination	27

(iii)

ARTICLE XIV. POWER OF ATTORNEY		28
14.1	Power of Attorney	28
14.2	Irrevocability	28
14.3	Priority of Agreement	28
14.4	Exercise of Power	28

ARTICLE XV. MISCELLANEOUS		28
15.1	Amendments	28
15.2	Certificate of Limited Partnership	29
15.3	Delaware Law	29
15.4	Counterparts	29
15.5	Binding upon Successors and Assigns	29
15.6	Notices	29
15.7	Severability	29
15.8	Entire Agreement	30
15.9	Headings, Etc	30
15.10	Waiver of Partition	30
15.11	Survival of Certain Provisions	30
15.12	Confidentiality	30

LIMITED PARTNERSHIP AGREEMENT

OF

NB CROSSROADS PRIVATE MARKETS FUND VII ADVISORY LP

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of NB Crossroads Private Markets Fund VII Advisory LP, a Delaware limited partnership (the “Fund”), is made as of the 4th day of October, 2021, by and among NB Crossroads PMF VII GP LLC, as the General Partner and James Bowden, as the Organizational Limited Partner, and each Person hereinafter admitted as a Limited Partner, and has been executed for the purpose of providing for the operation of the Fund pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act.

Accordingly, in consideration of the mutual covenants contained herein, the Limited Partners agree as follows:

ARTICLE I.

DEFINITIONS

As used herein, the following terms shall have the following meanings and all such terms which relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles in effect from time to time except as otherwise specifically provided herein:

“40 Act Majority of Limited Partners” means the lesser of (a) the holders of 67% or more of the outstanding Interests present at a meeting of the Limited Partners at which a Majority in Interest of the Limited Partners is present in person or by proxy or (b) a Majority in Interest of the Limited Partners.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as from time to time amended.

“Additional Closing” shall have the meaning specified in Section 7.2(a) hereof.

“Additional Closing Dates” shall have the meaning specified in Section 7.2(a) hereof.

“Affiliate” shall have the meaning ascribed to such term in the Investment Company Act.

“Agreement” means this Limited Partnership Agreement of the Fund as originally executed and as amended, modified, supplemented or restated from time to time.

“Applicable Rate” shall mean a rate per annum equal, at the time of determination, to the sum of (i) the highest “prime rate” then published in the “Money Rates” section of The Wall Street Journal and (ii) two percent (2%).

“Appropriate Officer” shall mean an officer of the Fund appointed in accordance with Section 4.7(d) hereof who has not resigned, been removed or become incapacitated.

“Board of Directors” shall mean those natural persons who at any given time are serving as Directors of the Fund in accordance with this Agreement.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to be closed.

“Capital Commitment” shall have the meaning specified in Section 7.1 hereof.

“Capital Contribution” shall mean, with respect to any Limited Partner, the sum of the amount of cash and the fair market value of any other property contributed by such Limited Partner to the capital of the Fund pursuant to this Agreement.

“Cause” means willful or gross neglect of duties; committing fraud, misappropriation or embezzlement in the performance of duties on behalf of the Fund; conviction of a felony involving a crime of moral turpitude; or willfully engaging in conduct materially adverse to the Fund.

“Closing” shall have the meaning specified in Section 7.2(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of succeeding law).

“Confidential Information” shall have the meaning set forth in Section 15.12 hereof.

“Defaulting Limited Partner” shall have the meaning specified in Section 7.3(b) hereof.

“Director” shall mean a member of the Board of Directors of the Fund. Each Director shall be afforded the limitation of liability accorded to Directors hereunder.

“Disinterested Director” shall mean any member of the Board of Directors that is not an “interested person” of the Fund as such term is defined in the Investment Company Act, as the same may be amended from time to time.

“Final Closing Date” shall have the meaning specified in Section 7.2(a) hereof.

“Fiscal Year” means the 12-month period ending on March 31, unless the Board of Directors shall designate another fiscal year for the Fund, or such other year permitted or required under the Code.

“Fund” means NB Crossroads Private Markets Fund VII Advisory LP, a Delaware limited partnership.

“General Partner” means NB Crossroads PMF VII GP LLC, a Delaware limited liability company.

“Incapacity” shall mean, as to any Person, the entry of an order for relief in a bankruptcy proceeding, entry of an order of incompetence or insanity or the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such Person.

“Indemnified Liabilities” shall have the meaning specified in Section 10.1(a) hereof.

“Indemnified Person” shall have the meaning specified in Section 10.1(a) hereof.

“Initial Closing” shall have the meaning specified in Section 7.2(a) hereof.

“Interests” shall mean the limited partnership interests in the Fund issued pursuant to this Agreement.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Limited Partner” means any Person admitted to the Fund as a limited partner of the Fund pursuant to the provisions of this Agreement and named as a limited partner of the Fund in the books and records of the Fund, including any Person admitted as a Substituted Limited Partner, in such Person’s capacity as a limited partner of the Fund. “Limited Partners” means two or more Persons acting in their capacity as limited partners of the Fund.

“Majority in Interest of the Limited Partners” means Limited Partners who in the aggregate own more than 50% of the outstanding Interests.

“Master Fund” shall mean NB Crossroads Private Markets Fund VII Holdings LP, a Delaware limited partnership.

“Memorandum” shall mean that confidential private placement memorandum of the Fund, as amended and/or supplemented from time to time.

“Organizational Limited Partner” shall mean James Bowden.

“Partners” shall mean the General Partner and the Limited Partners, collectively.

“Percentage Interest” has the meaning specified in Section 8.1 hereof.

“Person” means any natural person, individual, corporation, partnership, trust, estate, limited liability company, custodian, unincorporated organization or association or other entity.

“Subscription Agreement” shall mean the subscription agreement entered into by a Limited Partner to acquire an Interest.

“Substituted Limited Partner” means any Person admitted to the Fund as a Limited Partner pursuant to the provisions of Section 11.6 hereof and shown as a Limited Partner in the books and records of the Fund.

“Supermajority of Limited Partners” means Limited Partners who in the aggregate own more than 67% of the outstanding Interests.

“Transfer” shall have the meaning specified in Section 11.3(a) hereof.

“Underlying Funds” shall mean the private equity funds invested in by the Fund indirectly through its investment in the Master Fund, including investments in equity or debt securities of portfolio companies alongside Underlying Funds and other private equity firms.

ARTICLE II.

GENERAL PROVISIONS

2.1          Formation.  The Fund was formed by the General Partner as a limited partnership under the Act by filing with the Secretary of the State of Delaware a Certificate of Limited Partnership on October 4, 2021. The Fund and the Limited Partners hereby discharge the organizer and Organizational Limited Partner of the Fund, and the organizer and Organizational Limited Partner shall be indemnified by the Fund and the Limited Partners from and against any expense or liability incurred by the organizer or Organizational Limited Partner by reason of having been the organizer or Organizational Limited Partner of the Fund. Except as expressly provided herein to the contrary, the rights and obligations of the Limited Partners and the administration and termination of the Fund shall be governed by the Act.  The Organizational Limited Partner shall withdraw from the Fund immediately preceding the commencement of operations of the Fund and shall be entitled to the return of his Capital Contribution, if any, without interest or deduction, and shall have no further right, interest or obligation of any kind whatsoever as a limited partner of the Fund.

2.2          Name.  The name of the Fund is “NB Crossroads Private Markets Fund VII Advisory LP.” The name of the Fund may be changed from time to time by the Board of Directors in its sole discretion.

2.3          Purpose.  The purposes of the Fund are to identify, acquire, hold, manage and dispose of interests in Underlying Funds and other investments indirectly through its investment in the Master Fund, in accordance with the terms of this Agreement and the Memorandum and to engage in any other activities which may be directly or indirectly related or incidental thereto or for the furtherance or accomplishment of the preceding purposes or of any other purpose permitted by the Act and the Investment Company Act. The Fund shall have all power and authority to enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions and take any and all actions necessary, appropriate, desirable, incidental or convenient to or for the furtherance or accomplishment of the above purposes or of any other purpose permitted by the Act and the Investment Company Act or the furtherance of any of the provisions herein set forth and to do every other act and thing incidental thereto or connected therewith, including, without limitation, investing the funds of the Fund pending their utilization or disbursement, and any and all of the other powers that may be exercised on behalf of the Fund by the General Partner pursuant to this Agreement. The Fund shall not be limited as to the number or types of Underlying Funds, or the amount invested in particular Underlying Funds, and may invest within and outside the United States without restriction.  The Fund may, in the sole and absolute discretion of the General Partner, invest all or substantially all of the Fund’s assets in the Master Fund.

2.4          Principal Place of Business.  The Fund shall maintain its office and principal place of business at, and its business shall be conducted from, 325 North Saint Paul Street, 49th Floor, Dallas, Texas 75201 or such place or places inside or outside the United States as the General Partner may determine.

2.5          Registered Office and Registered Agent.  The address of the Fund’s registered office and registered agent for service of process in the State of Delaware is Universal Registered Agents, Inc., 12 Timber Creek Lane, Newark, Delaware 19711. The address of the Fund’s registered office and registered agent for service of process in the State of Delaware of the Fund may be changed from time to time by the General Partner.

2.6          Term.  The term of the Fund commenced upon the date of the filing of the Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware and shall continue until the earlier of December 31 following the tenth anniversary of the Initial Closing, or the dissolution prior thereto pursuant to the provisions hereof; provided, however, that the Board of Directors may extend the time of termination and dissolution beyond the December 31 following the tenth anniversary of the Initial Closing (i) for up to two successive periods of up to one year per extension in the sole discretion of the Board of Directors and without the approval of the Limited Partners, and thereafter, (ii) for such further period as may be necessary to permit the Fund’s orderly liquidation, with the approval of the Limited Partners, by the vote of a Majority in Interests of the Limited Partners.

2.7          Title to Fund Property.  All property owned by the Fund, whether real or personal, tangible or intangible, shall be owned by the Fund as an entity, and no Limited Partner, General Partner or Director individually, shall have title to or any interest in such property.

2.8          No Liability of Limited Partners.  All debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Fund, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a Limited Partner.

2.9          Withholdings.  If the Fund is required by law to withhold any amounts on a distribution or other payment to a Limited Partner (including any payment of federal, state, local or foreign withholding taxes), then the General Partner shall withhold any such amounts required by applicable law. Any such withheld amounts shall be treated as having been paid to such Limited Partner.

2.10          Tax Classification.  The Fund intends to make an election to be treated as a regulated investment company for U.S. federal income tax purposes. The General Partner shall have the power to change the Fund’s U.S. federal income tax classification, including to revoke its election to be taxed as a regulated investment company at any time.

ARTICLE III.

CAPITAL STRUCTURE AND MEETINGS

3.1          Limited Partners.  The name, address and the amount of the initial Capital Contribution of each Limited Partner shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund.  From time to time, the books and records of the Fund shall be amended to reflect the name, address and Capital Contribution of each Limited Partner (including, as permitted by this Agreement, adding the name, address and Capital Contribution of each additional Limited Partner who is admitted or becomes a Substituted Limited Partner pursuant to a Transfer of Interests and deleting the name, address and Capital Contribution of Persons ceasing to be Limited Partners). The Limited Partners shall have the management and voting rights set forth in this Agreement and provided under the Act and the Investment Company Act to any distributions as may be authorized and set forth under this Agreement and under the Act.

3.2          Capital Structure.

(a)          Subject to the terms of this Agreement, the Fund is authorized to issue limited partnership interests in the Fund designated as “Interests,” which shall constitute an unlimited amount of limited partnership interests under the Act. Other than as set forth in this Agreement, each Interest shall be identical in all respects with each other Interest. The relative rights, powers, preferences, duties, liabilities and obligations of Limited Partners shall be as set forth herein.

(b)          The Fund shall issue Interests to any Person at the net asset value of the Fund as calculated in accordance with the Fund’s valuation procedures adopted by the Board of Directors and in exchange for either capital contributions or the provision of property, services or otherwise, as may be determined by the Board of Directors. The Interests issued to Limited Partners shall be listed in the limited partnership records of the Fund, which shall be amended from time to time by the Fund as required to reflect issuances of Interests to new Limited Partners, changes in the value of Interests held by Limited Partners and to reflect the addition or cessation of Limited Partners. The Interest held by each Limited Partner shall not be affected by any issuance by the Fund of Interests to other Limited Partners. Subject to the requirements of the Investment Company Act, the Fund is authorized to issue options or warrants to purchase Interests and other securities convertible, exchangeable or exercisable for Interests, on such terms as may be determined by the Board of Directors or a duly authorized committee thereof.

(c)          Unless otherwise determined by the Board of Directors in its sole discretion, the issued and outstanding Interests shall not be represented by certificates.

3.3          Changes to Capital Structure.  Additional Persons may be admitted as Limited Partners, and additional Interests may be created and issued from time to time; the terms of admission or issuance may provide for the creation of different classes, groups or series of limited partnership interests having different rights, powers and duties, which rights, powers and duties may be senior, pari passu or junior to the rights, powers and duties of the Interests, as determined by the Board of Directors. Any creation of any new class, group or series of limited partnership interests or other equity interests shall be reflected in a supplemental exhibit to this Agreement indicating such rights, powers and duties.

3.4          No Management Responsibility.  No Limited Partner, in such capacity, shall participate in the management or control of the business of or transact any business for the Fund, but may exercise the voting rights and powers of a Limited Partner set forth in this Agreement. All management responsibility is vested in the General Partner or any person delegated such responsibility. The Limited Partners hereby consent to the taking of any action by the General Partner and Appropriate Officers contemplated under this Agreement or otherwise permitted under the Act.

3.5          No Authority to Act.  No Limited Partner, in such capacity, shall have the power to represent, act for, sign for, or bind the Fund, except for the General Partner to the extent expressly set forth herein. All authority to act on behalf of the Fund is vested in the General Partner. The Limited Partners consent to the exercise by the General Partner of the powers conferred on them under this Agreement or otherwise permitted under the Act.

3.6          No Preemptive Rights.  Holders of Interests will have no preemptive rights with respect to the issuance of any limited partnership or other equity interest in the Fund or any other securities of the Fund convertible into, or carrying rights or options to purchase any such limited partnership or other equity interest.

3.7          Redemption or Repurchase Rights.  Except as otherwise provided in this Agreement, the Fund shall not redeem or repurchase any Limited Partner’s Interest and no Limited Partner shall have the right to withdraw from the Fund or to receive any return of any Capital Contribution.

3.8          Limited Partner Meetings.  Unless required by the Act or other applicable law, the Fund is not required to hold annual or other regular meetings of Limited Partners. Special meetings of the Limited Partners may be called to consider any matter requiring the consent of all or any of the Limited Partners pursuant to this Agreement and as otherwise determined by the Board of Directors. Special meetings of the Limited Partners may be called by the Board of Directors or by a Supermajority of Limited Partners.

3.9          Place of Limited Partners’ Meetings.  The Board of Directors may designate any place, either within or outside of the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the Directors. If no designation is made, the place of meeting shall be the principal executive offices of the Fund. Limited Partners may participate in a meeting in person, by proxy or by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear and speak to each other at the same time, and any such participation in a meeting shall constitute presence in person of such Limited Partner at such meeting.

3.10          Notice of Limited Partners’ Meetings.

(a)          Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose for which the meeting is called shall be delivered not less than ten days nor more than 90 days before the date of the meeting, either personally, by facsimile, electronic mail or by postal mail, by or at the direction of the Board of Directors or Limited Partners calling the meeting to each Limited Partner of record entitled to vote at such meeting.

(b)          Notice to Limited Partners, if mailed by post, shall be deemed delivered as to any Limited Partner when deposited in the United States mail, addressed to the Limited Partner, with postage prepaid, but, if two successive letters mailed to the last-known address of any Limited Partner are returned as undeliverable, no further notices to such Limited Partner shall be necessary until another address for such Limited Partner is made known to the Fund. Notice to Limited Partners, if by facsimile or by electronic mail, shall be deemed delivered upon receipt of a confirmation of transmission when delivered.

(c)          At an adjourned meeting, the Fund may transact any business which might have been transacted at the original meeting without additional notice.

3.11          Waiver of Notice.

(a)          When any notice is required to be given to any Limited Partner of the Fund under the provisions of this Agreement, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

(b)          By attending a meeting, a Limited Partner:

(i)          Waives objection to lack of notice or defective notice of such meeting unless the Limited Partner, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and

(ii)          Waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Limited Partner objects to considering the matter when it is presented.

3.12          Record Dates.  For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any distribution, or for the purpose of any other action, the Directors may fix a date and time not more than 90 days prior to the date of any meeting of Limited Partners or other action as the date and time of record for the determination of Limited Partners entitled to vote at such meeting or any adjournment thereof or to be treated as Limited Partners of record for purposes of such other action, and any Limited Partner who was a Limited Partner at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Limited Partner of record for purposes of such other action, even though he has since that date and time disposed of his Interest, and no Limited Partner becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Limited Partner of record for purposes of such other action.

3.13          Voting Record.  The Person having charge of the limited partnership records of the Fund shall make, at least two days before such meeting of Limited Partners, a complete record of the Limited Partners entitled to vote at each meeting of Limited Partners or any adjournment thereof, with the address of each. The record, for a period of two days prior to such meeting, shall be kept on file at the principal executive offices of the Fund, and shall be subject to inspection by any Limited Partner for any proper purpose germane to the meeting at any time during usual business hours; provided, however, that such Limited Partner shall have made a demand to view such records not less than five Business Days after receipt of notice of such meeting, properly delivered to the Fund and setting forth in reasonable detail the purpose for which such Limited Partner desires to view such information. The original limited partnership records shall be the prima facie evidence as to who are the Limited Partners entitled to examine the record or transfer books or to vote at any meeting of Limited Partners.

3.14          Voting; Quorum of Limited Partners; Vote Required.  Except as otherwise set forth herein, each Limited Partner shall be entitled to vote its Interest upon all matters upon which Limited Partners have the right to vote based upon the Limited Partner’s Percentage Interest as of the applicable record date. The presence, in person or by proxy, of Limited Partners owning more than 33-1/3% of the Interests at the applicable record date for the action to be taken constitutes a quorum for the transaction of business. If a quorum is present, the affirmative vote, in person or by proxy, of the owners of more than 50% of the Interests then outstanding and represented in person or by proxy at the meeting and entitled to vote on the subject matter shall be the act of the Limited Partners, unless the vote of a greater or lesser proportion or number or voting by classes is required or permitted by the Act, the Investment Company Act or this Agreement. If a quorum is not represented at any meeting of the Limited Partners, such meeting may be adjourned by an Appropriate Officer or the Directors.

The Limited Partners shall have the following voting rights:

(a)          to the extent required by the Investment Company Act or as otherwise provided for herein, the right to elect members of the Board of Directors by the Majority In Interest of the Limited Partners;

(b)          as provided herein, the right to remove Directors for Cause by the affirmative vote of a Supermajority of Limited Partners at a meeting of Limited Partners duly called for such purpose;

(c)          to the extent required by the Investment Company Act, the right to approve any proposed investment advisory agreement or to disapprove and terminate any such existing agreement by the affirmative vote of a 40 Act Majority of Limited Partners; provided, however, in the case of approval that such agreement is also approved by a majority of Directors who are not parties to such contract or “interested persons” of any such party as such term is defined in the Investment Company Act, as the same may be amended from time to time;

(d)          to the extent required by the Investment Company Act, the right to ratify the appointment of the independent accountants of the Fund by the affirmative vote of more than 50% of the Interests then outstanding and represented in person or by proxy at the meeting and entitled to vote; provided, however, that such appointment is approved by a majority of the Disinterested Directors;

(e)          to the extent required by the Investment Company Act, the right to terminate the Fund’s independent accountants by the affirmative vote of a 40 Act Majority of Limited Partners;

(f)          to the extent provided in Section 2.6 hereof, the right to approve the extension of the time of termination and dissolution of the Fund by the affirmative vote of a Majority in Interest of the Limited Partners;

(g)          to the extent required by the Investment Company Act, the right to consent to the dissolution of the Fund pursuant to Section 13.1 hereof by the affirmative vote of the Majority In Interest of the Limited Partners;

(h)          to the extent required by Section 13.2 hereof, the selection of a liquidator by the affirmative vote of a Majority in Interest of the Limited Partners;

(i)          to the extent required by Section 15.1 hereof, the right to approve certain amendments to this Agreement by the affirmative vote of a Majority in Interest of the Limited Partners; and

(j)          so long as the Fund is subject to the provisions of the Investment Company Act, the right to approve any other matters that the Investment Company Act requires to be approved by the Limited Partners by the affirmative vote of Limited Partners as specified in the Investment Company Act.

3.15          No Consent Required.  Notwithstanding the foregoing, no vote, approvals, or other consent shall be required of the Limited Partners to amend this Agreement in any of the following respects: (i) to reflect any change in the amount or character of the Capital Commitment or Capital Contribution of any Limited Partner; (ii) to admit an additional Limited Partner or a Substituted Limited Partner or withdraw a Limited Partner in accordance with the terms of this Agreement; (iii) to correct any false or erroneous statement, or to make a change in any statement in order that such statement shall accurately represent the agreement among the Limited Partners in this Agreement; (iv) to reflect any change that is necessary to qualify the Fund as a limited partnership under the laws of any state; (v) to reflect any change in the name or principal place of business of the Fund; (vi) to make any other change or amendment that does not require the vote, approval or consent of Limited Partners under the Investment Company Act, the Act or expressly hereunder, provided that such change or amendment has been approved by a majority of the Board of Directors and a majority of the Disinterested Directors.

3.16          Limitations on Requirements for Consents.  Notwithstanding any other provisions of this Agreement, but subject to the requirements of the Investment Company Act, in the event that counsel for the Fund or counsel designated by Limited Partners holding not less than 10% of the Interests owned by all Limited Partners shall have delivered to the Fund an opinion to the effect that either the existence of a particular consent right or particular consent rights, or the exercise thereof, will violate the provisions of the Act or the laws of the other jurisdictions in which the Fund is then formed or qualified, will adversely affect the limited liability of the Limited Partners, or will adversely affect the classification of the Fund as a partnership for federal or state income tax purposes, then notwithstanding the other provisions of this Agreement, the Limited Partners shall no longer have such right, or shall not be entitled to exercise such right in the instant case, as the case may be.

3.17          Informal Action by Limited Partners.  Any action that may be taken by Limited Partners at a meeting of Limited Partners may be taken without a meeting without prior notice and without a vote if consent in writing setting forth the action to be taken is signed by the Limited Partners holding not less than the minimum percentage of Interests that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted, with prompt written notice thereof delivered to all Limited Partners. Written consent by the Limited Partners has the same force and effect as a vote of such Limited Partners held at a duly held meeting of the Limited Partners and may be stated as such in any document.

3.18          Voting by Ballot.  Voting on any question or in any election may be by voice vote unless the presiding officer shall order or any Limited Partner shall demand that voting be by ballot.

3.19          No Cumulative Voting.  No Limited Partners shall be entitled to cumulative voting in any circumstance.

3.20          Representations and Warranties of Limited Partners; Indemnification.

(a)          Each Limited Partner hereby represents and warrants to the Fund and each other Limited Partner as follows:

(i)          In each case to the extent applicable, such Limited Partner is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All requisite actions necessary for the due authorization, execution, delivery and performance of this Agreement by such Limited Partner have been duly taken.

(ii)          Such Limited Partner has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of such Limited Partner enforceable against such Limited Partner in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(iii)          Such Limited Partner’s authorization, execution, delivery and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of (A) to the extent applicable, the certificate or articles of incorporation, by-laws or other organizational documents of such Limited Partner, (B) any material contract or agreement to which that Limited Partner is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitration award to which that Limited Partner is subject; or (ii) require any consent, approval, or authorization from filing, or registration with or notice to, any governmental authority or other Person, other than those that have already been obtained.

(iv)          Such Limited Partner is familiar with the proposed business, financial condition, properties, operations and prospects of the Fund and the Master Fund, and has asked such questions and conducted such due diligence concerning such matters and concerning its acquisition of any Interest as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction. Such Limited Partner has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Fund. Such Limited Partner understands that owning an Interest involves various risks, including the restrictions on transferability set forth in this Agreement, lack of any public market for such Interest, the risk of owning its Interest for an indefinite period of time and the risk of losing its entire investment in the Fund. Such Limited Partner is able to bear the economic risk of such investment; is acquiring its Interest for investment and solely for its own beneficial account and not with a view to or any present intention of directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution or otherwise disposing of all or a portion of its Interest.

(b)          Each Limited Partner hereby indemnifies the Fund, the Master Fund, the General Partner and their respective Affiliates from and against and agrees to hold the Fund, the Master Fund, the General Partner and their respective Affiliates free and harmless from any and all claims, losses, damages, liabilities, judgments, fines, settlements, compromises, awards, costs, expenses or other amounts (including without limitation any attorney fees, expert witness fees or related costs) arising out of or otherwise related to a breach of any of the representations and warranties of such Limited Partner as set forth in this Section 3.20.

(c)          Such Limited Partner shall not transfer, sell, or offer to sell such Limited Partner’s Interest without compliance with the conditions and provisions of this Agreement;

(d)          If such Limited Partner assigns all or any part of such Limited Partner’s Interest, then until such time as one or more assignees thereof are admitted to the Fund as a Substituted Limited Partner with respect to the Interest so assigned, the matters to which any holder thereof would covenant and agree if such holder were to execute this Agreement as a Limited Partner shall be and remain true; and

(e)          Such Limited Partner shall notify the Fund immediately if any representations or warranties made herein or in any Subscription Agreement should be or become untrue.

ARTICLE IV.

MANAGEMENT OF FUND

4.1          Delegation to Board of Directors.  The General Partner hereby irrevocably delegates to the Board of Directors, except for the right to execute documents on behalf of the Fund and to bind the Fund and except to the extent any such delegation is not permitted under the Act and so long as the Fund shall have Directors, their rights and powers to control the management and policies of the Fund, including the complete authority to oversee and to establish policies regarding the management, conduct and operation of the Fund’s business, and to do all things necessary and proper to carry out the objective and business of the Fund. The parties hereto intend that, to the fullest extent permitted by law and except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers and authority on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Disinterested Director shall be vested with the same powers and authority on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the Investment Company Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the Investment Company Act. During any period in which the Fund shall have no Directors, the General Partner shall manage and control the Fund. Each Director shall be the agent of the General Partner but shall not, for any purpose, be a Partner. The General Partner retains only those rights, powers and duties that have not been delegated hereunder. Notwithstanding the foregoing delegation, the General Partner will not cease to be the general partner of the Fund and will continue to be liable as such; provided, however, that if Neuberger Berman Investment Advisers LLC resigns as investment adviser to the Master Fund and is not replaced by an affiliate, or if Neuberger Berman Investment Advisers LLC or an affiliate thereof otherwise is no longer serving as the investment adviser to the Master Fund, the General Partner will resign promptly as the general partner of the Fund and the Board of Directors will select a successor general partner of the Fund.  Notwithstanding anything to the contrary contained herein, in no event shall a Director be considered a general partner of the Fund by agreement, estoppel or otherwise as a result of the performance of his or her duties hereunder or otherwise. The Directors will not contribute to the capital of the Fund and will not have partnership interests in the Fund.

4.2          Board of Directors.  Prior to the Initial Closing Date, the Organizational Limited Partner may, in its sole discretion, designate and elect persons to serve as Directors on the Board of Directors.  The maximum number of Directors to be appointed by the Organizational Limited Partner shall be set at six, and thereafter may be increased or decreased by action of the Board of Directors provided that at no time shall the number of Directors be set at less than three or more than ten. The Directors shall be set forth in Schedule A hereto or in the official records of the Fund. The Directors shall hold office until their successors are approved and elected, unless they are sooner removed pursuant to Section 4.4 hereof, or sooner resign pursuant to Section 4.3 hereof or sooner are incapacitated pursuant to Section 4.5 hereof, as the case may be. Directors may succeed themselves in office. No reduction in the number of Directors shall have the effect of removing any Director from office unless specially removed pursuant to Section 4.4 hereof at the time of such decrease. Subject to the requirements of the Investment Company Act, the Board of Directors may designate successors to fill vacancies created by an authorized increase in the number of Directors, the resignation of a Director pursuant to Section 4.3 hereof, the removal of a member of the Board of Directors pursuant to Section 4.4 hereof or the incapacity of a Director pursuant to Section 4.5 hereof. In the event that no Directors remain, the General Partner shall continue the business of the Fund and shall perform all duties of the Directors under this Agreement and shall as soon as practicable call a special meeting of Limited Partners for the purpose of approving and electing Directors.  When Directors are subject to election by Limited Partners, Directors are elected by a plurality of the Interests voting at the meeting Directors may, but need not be, admitted to the Fund as Limited Partners to act in their capacity as Directors.

4.3          Resignation by a Director.  A Director may voluntarily resign from the Board of Directors upon the giving of notice thereof to the Fund, such resignation to take effect upon receipt of such notice by the Fund or such later date as set forth in such notice.

4.4          Removal of a Director; Designation of a Successor Director.

(a)          Any Director may be removed either: (i) for Cause by the action of at least two-thirds of the remaining Directors; (ii) by failure to be re-elected by the Limited Partners at a meeting of Limited Partners duly called by the Directors for such purpose; or (iii) for Cause by the affirmative vote of a Supermajority of Limited Partners. In addition to the foregoing, a Director who is not a Disinterested Director may be removed by a majority of the remaining Directors in the event such Director is no longer an employee or officer of the General Partner or an Affiliate thereof.  The removal of a Director shall in no way derogate from any rights or powers of such Director, or the exercise thereof, or the validity of any actions taken pursuant thereto, prior to the date of such removal.

(b)          The remaining Directors shall designate a successor Director to fill any vacancy existing in the number of Directors fixed pursuant to Section 4.2 hereof resulting from removal of a Director; provided, however, that in the case of a Disinterested Director, only the remaining Disinterested Directors may designate a successor Disinterested Director.  Any such successor Director shall hold office until his or her successor has been approved and duly elected.

(c)          Any removal of a Director shall not affect any rights or liabilities of the removed Director that matured prior to such removal.

4.5          Incapacity of a Director.

(a)          In the event of the Incapacity of a Director, the business of the Fund shall be continued by the remaining Directors. The remaining Directors shall, within 90 days, call a meeting of the Board of Directors for the purpose of designating a successor Director. Any such successor Director shall hold such office until his or her successor has been approved and elected by the Limited Partners. The Directors shall make such amendments to the certificate of formation and execute and file for recordation such amendments or other documents or instruments as are necessary and required by the Act or this Agreement to reflect the fact that such Incapacitated Director has ceased to be a Director and the appointment of such successor Director.

(b)          In the event of the Incapacity of all Directors, an Appropriate Officer shall as promptly as practicable convene a meeting of Limited Partners for the purpose of electing new Directors nominated by the General Partner. Upon the Incapacity of a Director, the Director shall immediately cease to be a Director.

(c)          Any such termination of a Director shall not affect any rights or liabilities of the Incapacitated Director that matured prior to such Incapacity.

4.6          Continuation.  In the event of the withdrawal, removal, Incapacity or retirement of a Director, the Fund shall not be dissolved and the business of the Fund shall be continued by the remaining Directors.

4.7          Board of Directors Powers.  Subject to the terms hereof, the Board of Directors shall have full and complete discretion in the management and control of the affairs of the Fund, shall make all decisions affecting Fund affairs and shall have all of the rights, powers and obligations of a General Partner under the Act and otherwise as provided by law. The Board of Directors shall provide overall guidance and supervision with respect to the operations of the Fund, shall perform all duties imposed on the directors of registered investment companies by the Investment Company Act, and shall monitor the activities of the Appropriate Officers, the General Partner and any administrator to the Fund and distributor of the Fund’s securities. Except as otherwise expressly provided in this Agreement, the Board of Directors is hereby granted the right, power and authority to do on behalf of the Fund all things which, in its sole judgment, are necessary or appropriate to manage the Fund’s affairs and fulfill the purposes of the Fund. Any determination as to what is in the interests of the Fund made by the Directors in good faith shall be conclusive. In construing the provisions of this Agreement, the presumption shall be in the favor of a grant of power to the Directors. The powers of the Directors include, by way of illustration and not by way of limitation, the power and authority from time to time to do the following:

(a)          invest all or substantially all of the Fund’s assets in the Master Fund;

(b)          incur all expenses permitted by this Agreement;

(c)          to the extent that funds are available, cause to be paid all expenses, debts and obligations of the Fund;

(d)          appoint and dismiss (i) Appropriate Officers to serve as officers of the Fund with such powers and authority as may be provided to such Persons by the Board of Directors or by this Agreement;

(e)          employ and dismiss from employment such agents, employees, managers, advisers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and affairs of the Fund, whether or not any such Persons so employed are affiliated persons of any Director, and to pay such compensation to such Persons as is competitive with the compensation paid to unaffiliated Persons in the area for similar services;

(f)          subject to the indemnification provisions in this Agreement and under applicable law, pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or settle, upon such terms it deems sufficient, any obligation, suit, liability, cause of action or claim, including tax audits, either in favor of or against the Fund;

(g)          enter into any placement agent agreements and escrow agreements with respect to the sale of Interests; borrow money and issue multiple classes of senior indebtedness or a single class of interests senior to the Interests to the extent permitted by the Investment Company Act and repay, in whole or in part, any such borrowing or indebtedness and repurchase or retire, in whole or in part, any such interests senior to the Interests; and in connection with such loans or senior instruments, to mortgage, pledge, assign or otherwise encumber any or all properties or assets owned by the Fund, including any income therefrom, to secure such borrowing or provide repayment thereof;

(h)          establish and maintain accounts with financial institutions, including federal or state banks, brokerage firms, trust companies, savings and loan institutions or money market funds;

(i)          make temporary investments of Fund capital in short-term investments;

(j)          establish valuation principles and periodically apply such principles to the Fund’s investment portfolio;

(k)          to the extent permitted by the Investment Company Act, designate and appoint one or more agents for the Fund who shall have such authority as may be conferred upon them by the Board of Directors and who may perform any of the duties of, and exercise any of the powers and authority conferred upon, the Board of Directors hereunder including, but not limited to, designation of one or more agents as authorized signatories on any bank accounts maintained by the Fund;

(l)          prosecute, protect, defend, or cause to be protected and defended, or abandon, any patents, patent rights, copyrights, trade names, trademarks and service marks, and any applications with respect thereto, that may be held by the Fund;

(m)          take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any know-how, trade secrets, secret processes or other proprietary information and to prosecute and defend all rights of the Fund in connection therewith;

(n)          subject to the other provisions of this Agreement, to enter into, make and perform such contracts, agreements, and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Agreement, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings, and transactions with any Limited Partner, Director, Appropriate Officer or General Partner or with any other person, firm, or corporation having any business, financial, or other relationship with any Limited Partner, Director, Appropriate Officer or General Partner, provided, however, such transactions with such Persons and entities (i) shall only be entered into to the extent permitted under the Investment Company Act and (ii) shall be on terms no less favorable to the Fund than are generally afforded to unrelated third parties in comparable transactions;

(o)          purchase, rent or lease equipment for Fund purposes;

(p)          purchase and maintain, at the Fund’s expense, liability and other insurance to protect the Fund’s assets from third party claims; and cause the Fund to purchase or bear the cost of any insurance covering any potential liabilities of the Limited Partners, Directors, Appropriate Officers, General Partner or agents of the Fund, or officers, employees, directors, members or partners of the General Partner or any agent of the Fund;

(q)          cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Fund;

(r)          make or cause to be made any election on behalf of the Fund under the Code and other tax laws and supervise the preparation and filing of all tax and information returns that the Fund may be required to file;

(s)          take any action that may be necessary or appropriate for the continuation of the Fund’s valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Fund to conduct the business in which it is engaged;

(t)          admit Limited Partners to the Fund in accordance with Section 7.1 hereof; admit an assignee of a Limited Partner’s Interest to be a Substituted Limited Partner in the Fund, pursuant to and subject to the terms of Section 11.6 hereof, without the consent of any Limited Partner; admit additional Persons as limited partners by creating and issuing Interests or other equity interests from time to time with terms of admission or issuance providing for the creation of different classes, groups or series of limited partnership interests having different rights, powers and duties, which rights, powers and duties may be senior, pari passu or junior to the rights, powers and duties of the Interests, as determined by the Board of Directors without the consent of Limited Partners and as permitted under the Act;

(u)          value the assets of the Fund from time to time pursuant to and consistent with the policies of the Fund with respect thereto as in effect from time to time;

(v)          borrow money or otherwise incur indebtedness primarily for working capital needs, such as bridging capital calls (i.e., satisfy the Fund’s capital calls in an effort to reduce the number of capital calls from Limited Partners) subject to the provisions of applicable law, including the Investment Company Act and the Agreement but not for investment leverage purposes; each Limited Partner expressly agrees that any such borrowing may be secured by the assets of the Fund, including the Capital Commitments of the Limited Partners;

(w)          delegate all or any portion of its rights, powers and authority to any committee or subset of the Board of Directors, or to the General Partner, Appropriate Officer or agent of the Fund or of any such Person, subject to the control and supervision of the Directors; and

(x)          perform all normal business functions, and otherwise operate and manage the business and affairs of the Fund, in accordance with and as limited by this Agreement.

4.8          Annual and other Regular Meetings of the Board of Directors.  An annual meeting or any regular meeting of the Board of Directors may be held without notice other than this provision. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of an annual meeting and any additional regular meetings without notice other than such resolution.

4.9          Special Meetings of the Board of Directors.  Special meetings of the Board of Directors may be called by an Appropriate Officer or the Chairman of the Board of Directors, or, if no such Chairman exists, at the request of any two Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

4.10          Notice of Meetings of the Board of Directors.  Written notice of any meeting of the Board of Directors shall be given as follows:

(a)          By mail to each Director at the Director’s mailing address at least five Business Days prior to the meeting; or

(b)          By personal delivery, e-mail or facsimile transmission at least three Business Days prior to the meeting to each Director.

If mailed by post, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice be given by e-mail or facsimile transmission such notice shall be deemed to be delivered when the e-mail or facsimile transmission is transmitted by the sender.

(c)          Any Director may waive notice of any meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

4.11          Quorum for Board of Directors Meetings.  A majority of the number of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.

4.12          Manner of Acting for Board of Directors.  Except as otherwise required by the Act, the Investment Company Act or this Agreement the act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Each Director shall be entitled to one vote upon all matters submitted to the Board of Directors.

4.13          Written Consent by Board of Directors.  Unless otherwise required by the Investment Company Act, any action required or permitted to be taken at any meeting of  the Board of Directors or by a committee thereof may be taken without a meeting, without prior notice and without a vote if the members of the Board of Directors or such committee that would be required to approve such action at a meeting consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

4.14          Participation by Electronic Means by Board of Directors.  Any Director may participate in a meeting of the Board of Directors or any committee thereof in person or by means of video or telephone conference or similar communications equipment by which all persons participating in the meeting can hear and speak to each other at the same time. Such participation shall constitute presence in person at the meeting, including for purposes of the Investment Company Act to the extent permitted by applicable law or exemptive relief or similar no-action or interpretive guidance issued by the Securities and Exchange Commission or its staff.

4.15          Committees of Directors.  By resolution adopted by the Board of Directors, the Board of Directors may designate two or more Directors to constitute a committee, any of which shall have such authority in the management of the Fund as the Board of Directors shall designate.

4.16          Director Presumption of Assent.  A Director of the Fund who is present at a meeting of the Board of Directors at which action on any matter taken shall be presumed to have assented to the action taken unless a dissent shall be entered in the minutes of the meeting or unless the Director files a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Fund immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

4.17          Director Power to Bind Fund.  No Director (acting in his capacity as such) shall have any authority to bind the Fund to any agreement with one or more third parties with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board of Directors by the affirmative vote required for such matter pursuant to the terms of this Agreement.

4.18          Liability of the Directors.  No Director shall be: (i) personally liable for the debts, obligations or liabilities of the Fund, including any such debts, obligations or liabilities arising under a judgment, decree or order of a court; (ii) required to return all or any portion of any Capital Contribution; or (iii) required to lend any funds to the Fund.  The liability of the Directors shall be limited to the maximum extent permitted by the Act.

4.19          Reliance by Third Parties. Persons dealing with the Fund are entitled to rely conclusively upon the power and authority of the Board of Directors, the Appropriate Officers and the General Partner of the Fund herein set forth.

4.20          Appointment of Auditors.  Subject to the approval or ratification of the Limited Partners and the Disinterested Directors, if and to the extent required under the Investment Company Act, the Board of Directors, in the name and on behalf of the Fund, is authorized to appoint independent certified public accountants for the Fund.

4.21          Contracts with Affiliates.  The Board of Directors may, on behalf of the Fund, subject to approval by a majority of the Directors who do not have an interest in the contract and a majority of the Disinterested Directors and in compliance with the Investment Company Act, enter into contracts for goods or services with any affiliate of a Director, General Partner, Limited Partner, Appropriate Officer or any other person, provided that the charges for such goods or services do not exceed those charged by unaffiliated Persons in the area for similar goods and services.

4.22          Obligations of the Directors.  The Directors shall devote such time and effort to the Fund business as, in their judgment, may be necessary or appropriate to oversee the affairs of the Fund.

4.23          Other Business of Directors.  Any Director and any affiliate of any Director may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the Fund or otherwise. Neither the Fund nor any Limited Partner shall have any rights or obligations by virtue of this Agreement or the Fund relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Fund, shall not be deemed wrongful or improper. Neither the Directors nor any affiliate of any Director shall be obligated to present any investment opportunity to the Fund.

4.24          Limitations on Board of Directors and Appropriate Officers.  Notwithstanding anything expressed or implied to the contrary in this Agreement (other than Article XI), the Board of Directors and the Appropriate Officers shall not authorize or otherwise cause or allow the Fund to purchase all or any portion of any Limited Partner’s Interest (or any attributes thereof).

ARTICLE V.

[Reserved]

ARTICLE VI.

OFFICERS

6.1          Appropriate Officers.  The day-to-day management and operation of the Fund and its business shall be the responsibility of the Appropriate Officers of the Fund, subject to the supervision and control of the Board of Directors. The Appropriate Officers shall, subject to the supervision and control of the Board of Directors, exercise all powers necessary and convenient for the purposes of carrying on the business of the Fund, on behalf and in the name of the Fund. Notwithstanding anything to the contrary contained herein, the acts of an Appropriate Officer in carrying on the business of the Fund as authorized herein shall bind the Fund.

The Appropriate Officers of the Fund shall be chosen by the Board of Directors and shall include a President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board of Directors (who must be a Director) and the following additional Appropriate Officers: a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, and one or more Vice Presidents (and, in the case of each Vice President, with such descriptive title, if any, as the Board of Directors shall determine), Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law. The officers of the Fund need not be Limited Partners of the Fund or, except in the case of the Chairman of the Board, Directors of the Fund.

6.2          Election of Officers.  The Board of Directors shall elect the officers of the Fund who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Fund shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time, with or without Cause, by the affirmative vote of the Board of Directors or upon the Incapacity of such officer. Any vacancy occurring in any office of the Fund shall be filled by the Board of Directors. The salaries of all officers of the Fund shall be fixed by the Board of Directors. The Board of Directors may delegate such duties to any such officers or other employees, agents and consultants of the Fund as the Board of Directors deems appropriate, including the power, acting individually or jointly, to represent and bind the Fund in all matters, in accordance with the scope of their respective duties.

6.3          Voting Securities Owned by the Fund.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Fund may be executed in the name of and on behalf of the Fund by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Fund, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Fund may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Fund might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

6.4          Chairman of the Board of Directors.  The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Limited Partners and of the Board of Directors. The Chairman of the Board of Directors shall be selected from time to time by the Board of Directors. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by this Agreement or by the Board of Directors.  The Chairman of the Board of Directors need not be an officer of the Fund and may serve in an ex-officio capacity.

6.5          President.  The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Fund and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President or, when authorized by this Agreement, the Board of Directors or the President, the other officers of the Fund shall execute all bonds, mortgages, contracts, documents and other instruments of the Fund. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President, shall preside at all meetings of the Limited Partners and the Board of Directors. Unless the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Fund. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by this Agreement or by the Board of Directors.

6.6          Vice Presidents.  At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there is more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers and duties as the Board of Directors, the Chairman of the Board of Directors or the President from time to time may prescribe. The Vice President shall act under the supervision of the President. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Fund who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

6.7          Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of Limited Partners and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the Limited Partners and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall act. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Limited Partners and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Fund, if any, and the Secretary or any Assistant  Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Secretary may give general authority to any other officer to affix the seal of the Fund and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

6.8          Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Fund and shall deposit all moneys and other valuable effects in the name and to the credit of the Fund in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Fund as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Fund. If required by the Board of Directors, the Treasurer shall give the Fund a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Fund, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Fund.

6.9          Assistant Secretaries.  Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

6.10          Assistant Treasurers.  Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Fund a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Fund, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Fund.

6.11          Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board of Directors or the President. The Board of Directors may delegate to any other officer of the Fund the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE VII.

CAPITAL COMMITMENTS AND CONTRIBUTIONS

7.1          Capital Commitments.  Each Limited Partner, upon admission to the Fund, shall be deemed to have made a “Capital Commitment” to the Fund equal to the amount specified as such in, or otherwise determined in accordance with, the Subscription Agreement relating to such Limited Partner.  Except as specifically provided in this Agreement, the Capital Commitment of a Limited Partner: (i) shall represent the maximum aggregate amount of cash and property that such Limited Partner shall be required to contribute to the capital of the Fund; and (ii) shall not be changed during the term of the Fund.  To the extent that the Fund has outstanding obligations under a credit facility secured by the Capital Commitments of the Limited Partners, each Limited Partner agrees that it shall be obligated to fund any balance of its unfunded Capital Commitment without any defense, counterclaim or offset of any kind (including any defense available under bankruptcy law).

7.2          Payments at Closings.

(a)          The Fund shall have one or more closings (each a “Closing”) at which time Persons may be admitted as Limited Partners of the Fund pursuant to the terms hereof and existing Limited Partners may be offered the opportunity to increase their Capital Commitments. The first Closing (the “Initial Closing”) shall occur on such date as determined by the General Partner and all subsequent Closings (each an “Additional Closing”) shall occur on such date(s) as may be determined by the General Partner (the “Additional Closing Dates”); provided, however, that the last Closing shall occur no later than one year after the date of the Initial Closing, which date may be extended by the Board of Directors in its sole discretion (the “Final Closing Date”).  The books and records of the Fund shall be amended following each Closing to reflect the identity of the Limited Partners and their respective Capital Contributions.

(b)          A Limited Partner making an initial Capital Commitment at an Additional Closing shall make a Capital Contribution equal to the aggregate Capital Contributions that would have been due to the Fund from such Limited Partner if such Limited Partner had been admitted at the Initial Closing.

7.3          Capital Contributions.

(a)          Subject to the terms and conditions contained herein, the General Partner may call for contributions to the capital of the Fund at such times and in such amounts (not to exceed the amount of each Limited Partner’s Capital Commitment to the Fund) as the General Partner determines in its sole discretion, provided, that, the Fund will give each Limited Partner at least ten Business Days’ prior written notice (which may be given by e-mail) as to the due date for and amount of each such capital contribution.  Capital Contributions by the Limited Partners shall be made in dollars by wire transfer of federal funds to an account or accounts of the Fund as specified by the Fund or in such other manner as the Fund may direct. No Limited Partner shall be entitled to any interest or compensation by reason of his, her or its Capital Contribution or by reason of being a Limited Partner. No Limited Partner shall be required to lend any funds to the Fund.

(b)          Except as expressly set forth in this Agreement, a Limited Partner may not make less than the full amount of its Capital Contribution called by the General Partner pursuant to Section 7.3(a) hereof.  In the event any Limited Partner fails to pay any amount which it is required to pay to the Fund on or before the date when such amount is due and payable, a written notice of default shall be given to such Limited Partner by the Fund.  The Fund (or the General Partner as its delegate) may, at its discretion, reduce the value of the Interests of any Limited Partner that fails to pay the required contribution on the date due an annualized rate of 8% to the amount that such Limited Partner is required to pay until the date the full amount of the contribution is paid.  This payment shall not be treated as Capital Contribution and shall not reduce the amount of the contributing Limited Partner’s Capital Commitment.  If the full amount of the required contribution to the capital of the Fund is not received by the Fund within 20 days after the giving of such notice of default, such Limited Partner shall be deemed to be in default hereunder (a “Defaulting Limited Partner”) and the Fund will, to the extent allocable and permitted under applicable law, allocate expenses, penalties, costs, liabilities or obligations incurred by the Fund, as a result of the Limited Partner defaulting, to the Defaulting Limited Partner pursuant to Section 8.4 hereof.  In addition, the Fund (or the General Partner as its delegate) may, at its discretion, take other actions with respect to a Defaulting Limited Partner, including, without limitation, (i) borrowing funds to cover the amount of the defaulted Capital Contribution at a rate established with a third-party lender or using the Fund’s internal capital at a rate of 8% per annum, and causing the Defaulting Limited Partner to bear such interest and other costs associated with such borrowing, (ii) excluding a Defaulting Limited Partner from future capital calls, (iii) charging the Defaulting Limited Partner management fees on the full amount of such Defaulting Limited Partner’s Capital Commitment, (iv) causing the Defaulting Limited Partner to bear any losses incurred by the Fund in disposing of assets in order to fund the defaulted amount and/or (v) any other actions as may be available under applicable law.

7.4          Return of Capital. Except as expressly provided in this Agreement, no Limited Partner shall be entitled to withdraw any part of its Capital Contribution, to receive interest or other earnings on its Capital Contributions, or to receive any distributions from the Fund, nor shall any Limited Partner have priority over any other Limited Partner either as to the return of such Limited Partner’s capital or as to profits, losses or distributions.

7.5          Recycling.

(a)          To the extent the Master Fund is authorized to retain or recall for reinvestment proceeds received by the Master Fund from the Underlying Funds, the Fund may retain or recall such amounts as the General Partner, in its sole discretion, deems necessary or desirable to facilitate such reinvestment (which may include the payment of fees or expenses of the Master Fund, as well as investment in Underlying Funds).

(b)          Amounts retained pursuant to Section 7.5(a) hereof in respect of a Limited Partner shall not reduce such Limited Partner’s unfunded Capital Commitment. Separate from and in addition to any amounts retained or recalled for reinvestment by the Fund, in the event that amounts are distributed to the Limited Partners as a result of funds being returned to the Master Fund by an Underlying Fund which are subject to reinvestment in such Underlying Fund, each Limited Partner’s unfunded Capital Commitment will be increased by the amount of funds so returned.

7.6          Liability of the Limited Partners and the Directors.  Except for the obligations set forth hereunder and under the Subscription Agreements, the liability of the Limited Partners shall be limited to the maximum extent permitted by the Act.  If a Limited Partner is required under the Act to return to the Fund or pay, for the benefit of creditors of the Fund, amounts previously distributed to such Limited Partner, the obligation of such Limited Partner to return or pay any such amount to the Fund shall be the obligation of such Limited Partner and not the obligation of the Directors. The liability of the Directors shall be limited to the maximum extent permitted by the Act.

ARTICLE VIII.

DISTRIBUTIONS AND ALLOCATIONS

8.1          Percentage Interests.  There shall be established for each Limited Partner on the books of the Fund a percentage interest, which shall be determined by (i) dividing the amount of such Limited Partner’s Capital Contributions by the sum of the Capital Contributions of all the Limited Partners and (ii) multiplying such quotient by 100 (the “Percentage Interest”).  The sum of the Percentage Interests shall equal 100.  The Percentage Interests of the Limited Partners shall be set forth on the books and records of the Fund, as adjusted from time to time by the Directors to reflect the Limited Partners’ Capital Contributions.

8.2          Distributions.

(a)          The Fund shall make distributions of available cash (net of reserves that the Directors deem reasonable) or other net investment proceeds to the Limited Partners at such times and in such amounts as determined by the Directors in their sole discretion in accordance with the Limited Partners’ respective Percentage Interests at the time of such distribution. Subject to Section 13.2 hereof regarding liquidating distributions, 100% of such distributions will be paid to the Limited Partners pro rata in accordance with their respective Capital Contributions.

(b)          Distributions pursuant to this Section 8.2 shall take the form of cash only.

8.3          Valuation.  The value of any asset of the Fund shall be determined in good faith in the sole discretion of the Board of Directors based upon all available relevant information. The Board of Directors shall be entitled to rely on any valuations provided to it by the Underlying Funds and/or the General Partner, but shall not be bound by such valuations.

8.4          Allocation of Expenses/Defaulting Limited Partners.  The Fund will, to the extent allocable and permitted under applicable law, and as determined by the Directors, allocate expenses incurred by the Fund, as a result of Limited Partners defaulting in their Capital Commitments, to those Limited Partners that caused the Fund to incur such expenses.  Pursuant to Section 7.3(b) hereof, the Fund may also allocate any interest and other expenses incurred as a result of the Fund borrowing funds to cover defaults by Limited Partners, to those Limited Partners that have defaulted on their Capital Commitments to the Fund.

ARTICLE IX.

FUND EXPENSES

9.1          Fund Expenses.

(a)          Except as set forth herein or in another agreement between the Fund and the General Partner, the General Partner shall bear all of its costs incurred in providing services to the Fund.

(b)          The Fund shall bear: its pro rata portion of all of the Master Fund’s fees and expenses, as well as carried interest allocation in the Master Fund (which will be borne through the Fund’s investment in the Master Fund), including its pro rata portion of the advisory fee payable by the Master Fund to Neuberger Berman Investment Advisers LLC, in its capacity as investment adviser to the Master Fund, and expenses (including financing, due diligence, travel and other costs) related to the acquisition, holding, monitoring and disposition of the Underlying Funds and any other investments by the Master Fund (including expenses associated with potential investments or dispositions that are not consummated); accounting, audit and tax preparation fees and expenses; administrative expenses and fees; legal fees and expenses, custody and escrow fees and expenses; the costs of any errors and omissions/directors and officers liability insurance or any fidelity bond; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions between the investment adviser and any custodian or other agent engaged by the Fund; interest expenses (including, without limitation, non-investment related interest expenses); any extraordinary expenses; and such other expenses as may be approved from time to time by the Board.  The Fund will also indirectly bear, as a result of its investment in the Master Fund, its pro rata portion of the management fees of the Underlying Funds, as well as carried interest allocations in such Underlying Funds, investment-related expenses and other expenses, including, but not limited to, non-investment related interest expense and fees and disbursements of attorneys and accountants engaged on behalf of each Underlying Fund.  Capital calls from Limited Partners made in accordance with Section 7.2 hereof or distribution from Underlying Funds may be used to fulfill obligations (including, but not limited to, the payment of any interest due) under any credit facility.

(c)          The Fund shall bear its organizational expenses, and expenses relating to the offering and sale of Interests only to the extent such expenses when aggregated with those of the Master Fund and other feeder funds that invest directly or indirectly in the Master Fund exceed $400,000. In addition, if such aggregated expenses exceed $1,000,000, the excess amount over $1,000,000 shall be borne by Neuberger Berman Investment Advisers LLC.

ARTICLE X.

INDEMNIFICATION

10.1          Indemnification.

(a)          None of the Directors, the General Partner or any of their respective Affiliates, principals, members, shareholders, partners, officers, directors, employees, agents and representatives (each an “Indemnified Person”) shall have any liability, responsibility or accountability in damages or otherwise to any Limited Partner or the Fund for, and the Fund agrees, to the fullest extent permitted by law, to indemnify, pay, protect and hold harmless each Indemnified Person from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Persons or the Fund) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Persons or the Fund in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Fund, on the part of the Indemnified Persons when acting on behalf of the Fund or otherwise in connection with the business or affairs of the Fund, or on the part of any agents when acting on behalf of the Fund (collectively, the “Indemnified Liabilities”); provided that the Fund shall not be liable to any Indemnified Person for any portion of any Indemnified Liabilities which results from such Indemnified Person’s willful misconduct, bad faith or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of his, her or its obligations and duties. The indemnification rights provided for in this Section 10.1(a) shall survive the termination of the Fund or this Agreement. Any indemnification rights provided for in this Section 10.1(a) shall be retained by any removed, resigned or withdrawn Director, General Partner or agent and its constituent Indemnified Persons. Any indemnification rights provided for in this Section 10.1(a) shall also be retained by any Person who has acted in the capacity of officer, director, partner, employee, agent, stockholder or Affiliate of an Indemnified Person after such Persons shall have ceased to hold such positions.

(b)          The right of any Indemnified Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person’s successors, assigns and legal representatives.

(c)          The provision of advances from Fund funds to an Indemnified Person for legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnified Person in the performance of its duties or provision of its services on behalf of the Fund or otherwise in connection with the business or affairs of the Fund; and (ii) the Indemnified Person undertakes to repay any funds advanced pursuant to this Section 10.1(c) in any case in which such Indemnified Person would not be entitled to indemnification under Section 10.1(a) hereof. If advances are permissible under this Section 10.1(c), the Indemnified Person shall furnish the Fund with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Fund for, or otherwise request the Fund to pay, at any time and from time to time after such Indemnified Person shall become obligated to make payment therefor, any and all amounts for which such Indemnified Person believes in good faith that such Indemnified Person is entitled to indemnification under Section 10.1(a) hereof. The Fund shall pay any and all such bills and honor any and all such requests for payment within 60 days after such bill or request is received by the Fund, and the Fund’s rights to repayment of such amounts shall be secured by the Indemnified Person’s interest in the Fund, if any, or by such other security as the Directors may require. In the event that a final judicial (or binding arbitration) determination is made that the Fund is not so obligated in respect of any amount paid by it to a particular Indemnified Person, such Indemnified Person will refund such amount within 60 days of such final determination, and in the event that a final determination is made that the Fund is so obligated in respect to any amount not paid by the Fund to a particular Indemnified Person, the Fund will pay such amount to such Indemnified Person within 60 days of such final determination, in either case together with interest (at the lesser of (x) the Applicable Rate and (y) the maximum rate permitted by applicable law) from the date paid by the Fund until repaid by the Indemnified Person or the date it was obligated to be paid by the Fund until the date actually paid by the Fund to the Indemnified Person.

(d)          With respect to the liabilities of the Fund, all such liabilities:

(1)          shall be liabilities of the Fund as an entity, and shall be paid or otherwise satisfied from the Fund’s assets; and

(2)          except to the extent otherwise required by law, shall not in any event be payable in whole or in part by any Limited Partner, Director, the General Partner or by any director, officer, trustee, employee, agent, shareholder, beneficiary, member or partner of any of them.

The Board of Directors may cause the Fund, at the Fund’s expense, to purchase insurance to insure the Indemnified Persons against liability hereunder (including liability arising in connection with the operation of the Fund), including, without limitation, for a breach or an alleged breach of their responsibilities hereunder.

ARTICLE XI.

REPURCHASE OF INTERESTS; WITHDRAWALS OF LIMITED PARTNERS; TRANSFERS OF INTERESTS

11.1          Repurchase of Interests.

(a)          Except as otherwise provided in this Agreement, no Limited Partner holding an Interest or portion thereof shall have the right to withdraw or tender to the Fund for repurchase an Interest or portion thereof.  At the investment adviser’s recommendation, the Board of Directors may from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to repurchase Interests or portions thereof pursuant to written tenders.  The Fund shall repurchase Interests or portions thereof pursuant to written tenders only on terms fair to the Fund and to all Limited Partners.

(b)          The General Partner may cause the Fund to repurchase an Interest or portion thereof of a Limited Partner from a Limited Partner in the event that the General Partner or the Board of Directors determine or have reason to believe that:

(i)          such an Interest or portion thereof has been transferred in violation of Section 11.3 hereof, or such an Interest or portion thereof has vested in any person by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a Limited Partner;

(ii)          ownership of such an Interest by a Limited Partner will cause the Fund to be in violation of, require registration of any Interest or portion thereof under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(iii)          continued ownership of such an Interest may be harmful or injurious to the business or reputation of the Fund, the Directors or the General Partner, or may subject the Fund or any of the Partners to an undue risk of adverse tax or other consequences or restrictions;

(iv)          any of the representations and warranties made by a Limited Partner in connection with the acquisition of an Interest or portion thereof was not true when made or has ceased to be true; or

(v)          it would be in the best interest of the Fund, as determined by the General Partner, for the Fund to repurchase such an Interest or portion thereof.

(c)          Repurchases of Interests or portions thereof by the Fund shall be payable in cash, without interest.  All such repurchases shall be subject to any and all conditions as the Board of Directors may impose and shall be effective as of a date set by the Board of Directors after receipt by the Fund of all eligible written tenders of Interests or portion thereof.  The amount due to any Limited Partner whose Interest or portion thereof is repurchased shall be equal to 80%, or such other amount as determined by the Board, of the net asset value of such Limited Partner’s Interest as of the applicable tender valuation date.

11.2          Withdrawals of Limited Partners.

(a)          A Limited Partner may not sell, withdraw, assign or transfer its Interest without the prior written consent of the Directors, which the Directors may withhold in their sole discretion.

(b)          The Board of Directors may (but shall not be required to) compel any Limited Partner to withdraw from the Fund at any time upon at least five Business Days prior written notice upon a determination by the Directors that the continued participation of that Limited Partner in the Fund might subject the Fund to restrictions or other adverse consequences as a result of applicable laws or regulations.  In the event that the Board of Directors terminates a Limited Partner, that Limited Partner shall immediately withdraw from the Fund and cease to be a Limited Partner of the Fund.  Such withdrawal shall occur automatically upon termination without the necessity of any further act by the Limited Partner or any other Person. The date of termination shall be the effective date of withdrawal of the terminated Limited Partner.

(c)          The Fund shall pay to the terminated Limited Partner 90% of the value of the terminated Limited Partner’s Interests (determined in accordance with the next sentence) within 90 days of termination or as soon thereafter as the Fund shall have sufficient funds available and shall pay the remainder upon completion of that year’s audit. The value of the terminated Limited Partner’s Interests shall be determined not more than three days prior to the date of termination. Such amounts paid to a terminated Limited Partner shall not be entitled to interest for any period after the date of termination.

(d)          The General Partner may compel any Limited Partner to withdraw from the Fund at any time upon at least five Business Days prior written notice if such Limited Partner has not made its initial Capital Contribution to the Fund by the due date for such capital contribution.  That Limited Partner shall cease to be a Limited Partner of the Fund.  Such withdrawal shall occur automatically upon termination without the necessity of any further act by the Limited Partner or any other Person. The date of termination shall be the effective date of withdrawal set forth in the written notice to such terminated Limited Partner.

(e)          From and after the effective date of withdrawal of a Limited Partner, such withdrawn Limited Partner shall cease to be a Limited Partner of the Fund for all purposes and the Interest of a withdrawn Limited Partner shall not be included in calculating the Interests of the Limited Partners required to take any action under this Agreement.

11.3          Transfers of Interests.

(a)          A Limited Partner may not transfer, assign, sell, pledge, hypothecate or otherwise dispose of any of the attributes of his, her or its Interest (collectively, a “Transfer”), in whole or in part, to any Person, unless (i) it is by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of such Limited Partner, or (ii) it is with the prior written consent of the Board of Directors, which consent the Board of Directors may withhold in its sole discretion, and any attempted Transfer of Interest shall be null and void ab initio unless effected in accordance with this Article XI.

(b)          Notwithstanding Section 11.3(a) hereof, the Board of Directors will not unreasonably withhold its consent to the Transfer of a Limited Partner’s Interest to a family member, trust, or other similar Person or entity for estate planning purposes.

(c)          The Board of Directors may condition its consent to a Transfer under Section 11.3(a) hereof on the Transfer meeting each of the following conditions:

(i)          such Transfer does not require the registration or qualification of the Interests pursuant to any applicable federal or state securities or “blue sky” laws;

(ii)          such Transfer does not result in a violation of the Investment Company Act or other laws ordinarily applicable to such transactions;

(iii)          the transferor shall reaffirm, and the purported transferee shall affirm, in writing his, her or its agreement to indemnify as described in Section 11.5 hereof;

(iv)          no facts are known to the Directors that cause the Directors to conclude that such transfer will have a material adverse effect on the Fund; and

(v)          the transferee has agreed in writing to become a party to, “member” under and subject to all of the terms, obligations and limitations of this Agreement.

11.4          Effect of Transfers.  Upon any Transfer approved by the Board of Directors, the transferee of the transferred Interest shall be entitled to receive the distributions to which the transferring Limited Partner would be entitled with respect to such transferred Interest, but shall not be entitled to exercise any of the other rights of a Limited Partner with respect to such transferred Interest, including, without limitation, the right to vote, unless and until such transferee is admitted to the Fund as a Substituted Limited Partner pursuant to Section 11.6 hereof.

11.5          Transfer Indemnity.  Each Limited Partner hereby agrees to indemnify and hold harmless the Fund, the General Partner, the Directors, and each other Limited Partner (and any successor or assign of any of the foregoing) from and against all taxes, costs, claims, damages, liabilities, losses and expenses (including losses, claims, damages, liabilities, costs and expenses of any judgments, fines and amounts paid in settlement), joint or several, to which those persons may become subject by reason of or arising from any Transfer made in contravention of the provisions of this Agreement or any misrepresentation made by such Limited Partner in connection with any purported Transfer.

11.6          Substituted Limited Partners.  No transferee of a transferred Interest shall be admitted as a Limited Partner (each such transferee, a “Substituted Limited Partner”) until each of the following conditions has been satisfied:

(a)          the written consent of the Board of Directors, which may be withheld or granted in the sole and absolute discretion of the Board of Directors;

(b)          the execution and delivery to the Fund of a counterpart of this Agreement by the Substituted Limited Partner or its agent or attorney-in-fact;

(c)          receipt by the Fund of other written instruments that are in form and substance satisfactory to the Board of Directors (as determined in its sole discretion), including, without limitation, an opinion of counsel regarding the tax or regulatory effects of such admission;

(d)          payment by the Substituted Limited Partner to the Fund of an amount determined by the Board of Directors to be equal to the costs and expenses incurred in connection with such assignment, including, without limitation, costs incurred in preparing and filing such amendments to this Agreement as may be required;

(e)          the updating of the books and records of the Fund to reflect the Person’s admission as a Substituted Limited Partner; and

(f)          any other information or documentation as the Directors may request.

11.7          Effect of Death, Etc..  The death, retirement, withdrawal, expulsion, disability, Incapacity, incompetency, bankruptcy, insolvency or dissolution of a Limited Partner, or the occurrence of any other event under the Act that terminates the continued membership of a Limited Partner as a limited partner of the Fund, shall not cause the Fund to be dissolved and its affairs to be wound up so long as the Fund has at least one Limited Partner at all times. Upon the occurrence of any such event, the business of the Fund shall be continued without dissolution. The legal representatives, if any, of a Limited Partner shall succeed as assignee to the Limited Partner’s Interest upon death, Incapacity, incompetency, bankruptcy, insolvency or dissolution of a Limited Partner, but shall not be admitted as a Substituted Limited Partner except under the provisions of Section 11.6 hereof. The Interest held by such legal representative of a Limited Partner shall not be included in calculating the Interests of the Limited Partners required to take any action under this Agreement.

ARTICLE XII.

ACCOUNTING

12.1          Books and Records.  In compliance with Section 31 of the Investment Company Act, the books and records of the Fund, and a list of the names and residence, business or mailing addresses and Interests of all Limited Partners, shall be maintained at the principal executive offices of the Fund or such other location as the Board of Directors may approve. The Fund shall not be required to provide any documentation or other information to Limited Partners except that which it is required to provide under the Investment Company Act, the Act or other applicable law. Each Limited Partner shall have the right to obtain from the Fund from time to time upon reasonable demand for any proper purpose reasonably related to the Limited Partner’s interest as a Limited Partner of the Fund, and upon paying the costs of collection, duplication and mailing, the documents and other information which the Fund is required to provide under the Investment Company Act, the Act or other applicable law. Any demand by a Limited Partner pursuant to this Section 12.1 shall be in writing and shall state the purpose of such demand. The Fund may maintain such other books and records and may provide such financial or other statements as the Directors or the Appropriate Officers in their discretion deem advisable. The books and records of the Fund shall be audited by the Fund’s independent accountants as of the end of each Fiscal Year, commencing with the first partial Fiscal Year, of the Fund.

12.2          Annual Reports to Current Limited Partners(a).  As soon as practicable after the end of each Fiscal Year, the Fund shall prepare and distribute to the Limited Partners, at the expense of the Fund, an annual report containing a summary of the year’s activity and such financial statements and schedules as may be required by law or as the Directors may otherwise determine.

12.3          Filing of Tax Returns.  The Fund shall provide the Limited Partners with such information as may be reasonably required in the discretion of the General Partner for purposes of allowing the Limited Partners to prepare and file their own U.S. federal, state and local tax returns. Each Limited Partner shall be required to report for all tax purposes consistently with such information provided by the Fund.

12.4          Certain Tax Information.  Each Limited Partner shall execute any relevant document, furnish any information and documentation (including an Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable) or otherwise take any action as the Board of Directors determines necessary for the Fund to comply with any tax accounting, withholding or reporting obligation.

12.5          Determinations Binding.  Any determination made or position taken by the Directors with respect to tax filing or accounting matters shall be final and binding upon the Limited Partners and their respective legal representatives and the Limited Partners agree to file consistently with such determinations or positions of the Directors.

ARTICLE XIII.

DISSOLUTION AND TERMINATION

13.1          Dissolution.  The Fund shall be dissolved upon the occurrence of any of the following:

(a)          the expiration of the term of the Fund, except to the extent extended pursuant to Section 2.6 hereof;

(b)          upon the affirmative vote by the Directors, subject, to the extent required by the Investment Company Act, to the required consent of the Limited Partners;

(c)          the sale or other disposition at any one time of all or substantially all of the assets of the Fund; and

(d)          a decree of dissolution entered against the Fund under the Act.

Dissolution of the Fund shall be effective on the day on which the event occurs giving rise to the dissolution, but the Fund shall not terminate until the assets of the Fund have been distributed as provided in Section 13.2 hereof and the Certificate of Limited Partnership of the Fund has been canceled.

13.2          Liquidation.  On dissolution of the Fund, a liquidator shall be selected by the Board of Directors, if still constituted, or otherwise shall be a Person proposed and approved by a Majority in Interest of the Limited Partners.  Those Fund assets that the liquidator determines should be liquidated shall be liquidated as promptly as possible, but in an orderly and business-like manner to maximize proceeds. Assets that the liquidator determines to distribute in kind shall be so distributed in a manner consistent with applicable law. If the liquidator determines that an immediate sale at the time of liquidation of all or part of the Fund’s assets would be unduly disadvantageous to the Limited Partners, the liquidator may either defer liquidation and retain the assets for a reasonable time, or distribute the assets to the Limited Partners in kind. The liquidator shall then wind up the affairs of the Fund and distribute the proceeds of the Fund in the following order or priority:

(a)          to the payment of the expenses of liquidation and to creditors (including Limited Partners who are creditors, to the extent permitted by law) in satisfaction of liabilities of the Fund other than liabilities for distributions to Limited Partners, in the order of priority as provided by law; then

(b)          to the setting up of any reserves that the liquidator may deem necessary or appropriate for any anticipated obligations or contingencies of the Fund or of the liquidator arising out of or in connection with the operation or business of the Fund. Such reserves may be paid over by the liquidator to an escrow agent or trustee proposed and approved by the liquidator to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the liquidator shall deem advisable, to be distributed by such escrow agent or trustee in the manner hereinafter provided; and then

(c)          to the Limited Partners or their legal representatives in accordance with Section 8.2(a).

13.3          Termination.  The liquidator shall comply with any requirements of the Act or other applicable law pertaining to the winding up of a limited liability company, at which time the Fund shall stand terminated.

ARTICLE XIV.

POWER OF ATTORNEY

14.1          Power of Attorney.  Each Limited Partner hereby irrevocably constitutes and appoints the General Partner and its designees, as such Limited Partner’s true and lawful agents and attorneys-in-fact, with full power and authority in such Limited Partner’s name, place, and stead, to make, execute, acknowledge, deliver, swear to, file and record the following documents and instruments in accordance with the other provisions of this Agreement:

(a)          this Agreement and a certificate of formation, a certificate of doing business under fictitious name and any other instrument or filing which the General Partner considers necessary or desirable to carry out the purposes of this Agreement or the business of the Fund or that may be required under the laws of any state or local government, or of any other jurisdiction;

(b)          any and all amendments, restatements, cancellations, or modifications of the instruments described in Section 14.1(a) hereof;

(c)          any and all instruments related to the admission, removal, or withdrawal of any Limited Partner; and

(d)          all documents and instruments that may be necessary or appropriate to effect the dissolution and termination of the Fund, pursuant to the terms hereof.

14.2          Irrevocability.  The foregoing power of attorney is coupled with an interest and such grant shall be irrevocable. Such power of attorney shall survive the subsequent Incapacity of any such Limited Partner or the Transfer of any or all of such Limited Partner’s Interest; provided, however, that this power of attorney granted by each Limited Partner shall expire as to such Limited Partner immediately after the cancellation of the Fund or the complete withdrawal of such Limited Partner as a limited partner of the Fund.

14.3          Priority of Agreement.  In the event of any conflict between provisions of this Agreement or any amendment hereto and any documents executed, acknowledged, sworn to, or filed by the General Partner under this power of attorney, this Agreement and its amendments shall govern.

14.4          Exercise of Power.  To the fullest extent permitted by law, this power of attorney may be exercised by such attorney in-fact and agent for all Limited Partners (or any of them) by a single signature of the General Partner with or without listing all Limited Partners executing an instrument.

ARTICLE XV.

MISCELLANEOUS

15.1          Amendments.  Except as otherwise specified in this Agreement or required by the Investment Company Act or other applicable law, this Agreement may be amended by the Directors without the consent of any Limited Partner or any other Person; provided that:

(a)          no amendment shall adversely and disproportionately affect the rights or obligations of a Limited Partner, including the rights or obligations of a Limited Partner as compared to any other Limited Partner, in any material respect without the approval of a Majority in Interest of the affected Limited Partners;

(b)          no amendment shall, (i) without the approval of the affected Limited Partner, change the Capital Commitment of such Limited Partner (other than as provided in this Agreement), increase the liability of such Limited Partner beyond the liability of such Limited Partner set forth in this Agreement, or adversely affect the limited liability of such Limited Partner, or (ii) without the approval of a Majority in Interest of the Limited Partners, amend this Section 15.1;

(c)          no amendment shall, without the approval of the Limited Partners having Percentage Interests representing the Percentage Interests specified in any provision of this Agreement required for any action or approval of the Limited Partners, amend such provision; and

(d)          the Board of Directors, without obtaining the consent of any of the Limited Partners or any other Person, may amend (i) this Agreement to correct typographical errors or eliminate ambiguities or to make any other immaterial change that would not, as determined by the Board of Directors in good faith, be materially adverse to any Limited Partner not consenting thereto, provided that the Board of Directors shall deliver a copy of each such amendment to each Limited Partner at least five Business Days prior to the effectiveness thereof, and (ii) this Agreement as appropriate to enable Persons that are employee benefit plans to invest in the Fund through a group trust or other special purpose vehicle that would become a Limited Partner in lieu of direct investments by such Persons.  No approvals under Sections 15.1(a)-(c) shall be required to the extent an amendment to this Agreement is adopted pursuant to this Section 15.1(d).  For the avoidance of doubt, this Section 15.1(d) shall not be deemed a restriction or limitation on the powers of the Directors to amend this Agreement in accordance with the other provisions of this Section 15.1.

15.2          Certificate of Limited Partnership.  On each subsequent change in the Fund specified in the Act, the Directors shall to the extent required by the Act cause to be executed and acknowledged an amended certificate of limited partnership pursuant to the provisions of the Act, which will be duly filed as prescribed by Delaware law.

15.3          Delaware Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted according to, the laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by applicable federal law.

15.4          Counterparts.  This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one agreement that shall be binding on all the parties hereto. Any counterpart of this Agreement that has attached to it separate signature pages which altogether contain the signatures of all Limited Partners or their attorneys-in-fact shall for all purposes be deemed a fully executed instrument.

15.5          Binding upon Successors and Assigns.  Subject to and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors, successors-in-title, heirs and assigns of the respective parties hereto.

15.6          Notices.  Subject to and unless otherwise provided in this Agreement and applicable law, any and all notices, elections, demands or reports permitted or required to be made under this Agreement shall be in writing (including electronic form), and shall be delivered personally, sent by facsimile or e-mail (with a copy by regular mail, if requested in writing by such Limited Partner), sent by overnight courier or sent by registered or certified mail, return receipt requested, addressed to that party at the respective address shown on the Fund’s books and records, or to such other address as that party shall indicate by proper notice to the Board of Directors, in the same manner as provided above.  The date of personal delivery, the date the facsimile or e-mail is sent to the recipient, the date one day after deposit with an overnight courier and the date three days after the date of mailing (by certified mail or by regular mail) as the case may be, shall be the date of such notice.

15.7          Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be effected thereby, but shall be enforced to the maximum extent possible under applicable law.

15.8          Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject hereof and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto.

15.9          Headings, Etc.  The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter genders shall include the masculine, the feminine and the neuter.

15.10          Waiver of Partition.  Except as may otherwise be provided by law in connection with the winding up, liquidation and dissolution of the Fund, each Limited Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund’s property.

15.11          Survival of Certain Provisions.  All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Fund until the expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

15.12          Confidentiality.  In connection with the organization of the Fund and its ongoing business, the Limited Partners will receive or have access to confidential proprietary information concerning the Fund, including, without limitation, portfolio positions, valuations, information regarding potential investments, financial information, trade secrets and the like (the “Confidential Information”), which is proprietary in nature and non-public.  No Limited Partner, nor any Affiliate of any Limited Partner, shall disclose or cause to be disclosed any Confidential Information to any person nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Fund and except as otherwise required by any regulatory authority, law or regulation, or by legal process.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

General Partner:

NB CROSSROADS PMF VII GP LLC

/s/ Kimberly Marlar
Name: Kimberly Marlar
Title: Authorized Signatory

ORGANIZATIONAL LIMITED PARTNER

/s/ James Bowden
Name: James Bowden

[NB Crossroads Private Markets Fund VII Adisory LP]

SCHEDULE A

Schedule of Directors

(as of October 25, 2021)

Virginia G. Breen

Alan Brott

Victor F. Imbimbo, Jr.

Thomas F. McDevitt

Stephen V. Murphy

Thomas G. Yellin